Rand Logistics, Inc.

RAND LOGISTICS REPORTS THIRD QUARTER FISCAL YEAR 2013 FINANCIAL RESULTS

Operating Income Plus Depreciation and Amortization Increased by 1.3% on a Year-To-Date Basis

New York, NY – February 7, 2013 - Rand Logistics, Inc. (Nasdaq: RLOG) (“Rand”) today announced financial and operational results for its fiscal year 2013 third quarter ended December 31, 2012.

Three Months Ended December 31, 2012 Financial Highlights
Versus Three Months Ended December 31, 2011
•           Marine freight revenue (excluding fuel and other surcharges, and outside charter revenue) increased by $1.4 million, or 4.0%, to $37.3 million from $35.9 million. This increase was primarily attributable to a stronger Canadian dollar and contractual price increases.
•           Total revenue increased by $0.2 million, or 0.4%, to $49.5 million from $49.3. This increase was primarily attributable to a stronger Canadian dollar and higher freight revenue, offset by reduced fuel surcharges.
•           Marine freight revenue per Sailing Day decreased by $2,203, or 7.4%, to $27,480 per Sailing Day compared to $29,683 per Sailing Day. This decrease was attributable to unfavorable weather conditions, including Hurricane Sandy (resulting in a cumulative loss of 30 Sailing Days), low water levels, uneven customer demand, and a reduction in salt tonnage due to an abnormally dry winter in the Great Lakes region. These events impacted the efficiency of our trade patterns.
•           Vessel operating expenses increased by $2.6 million, or 8.2%, to $34.7 million from $32.1 million. This increase was primarily due to increased Sailing Days attributable to two additional vessels sailed in the quarter but not sailed in the comparable quarter last year and to operating inefficiencies associated with the start up of a vessel introduced into service during the quarter. These cost increases were partially offset by lower fuel prices.
•           Operating income decreased by $3.9 million to $6.1 million from $10.0 million.
•           Operating income plus depreciation and amortization decreased by $2.7 million, or 19.2%, to $11.3 million from $14.0 million.

Nine Months Ended December 31, 2012 Financial Highlights
Versus Nine Months Ended December 31, 2011
•           Marine freight revenue (excluding fuel and other surcharges, and outside charter revenue) increased by $10.9 million, or 10.7%, to $112.7 million from $101.8 million. This increase in revenue was attributable to contractual price increases and 253 net additional Sailing Days. The net additional Sailing Days were comprised of the addition of 267 Sailing Days from the two vessels acquired during the nine month period ended December 31, 2011,  offset by a loss of 14 Sailing Days on the balance of the fleet.
•           Marine freight revenue per Sailing Day increased by $943, or 3.2%, to $30,315 per Sailing Day compared to $29,372 per Sailing Day. This increase was somewhat offset by unfavorable weather conditions, including Hurricane Sandy and low water levels, a weaker Canadian dollar, an approximately 29% year-to-date decrease in salt tonnage hauled versus the same year-ago period due to an abnormally dry winter in the Great Lakes region, and inconsistent customer demand which impacted the efficiency of our trade patterns.
•           Operating income decreased by $2.4 million, or 9.3%, to $23.5 million compared to $25.9 million.
•           Operating income plus depreciation and amortization increased by $0.5 million, or 1.3%, or to $38.3 million from $37.8 million.

Management Comments

Scott Bravener, President of Lower Lakes, stated, “As we have previously described, we experienced significant incidents on two of our vessels during the 2012 sailing season – one in the first fiscal quarter and one at the end of the second fiscal quarter. Combined, these incidents resulted in 123 lost Sailing Days. In total, these two incidents resulted in a decline in our reported results for the nine months ended December 31, 2012 of approximately $4.0 million as compared to the nine month period ended December 31, 2011.”

“Overall, we would characterize demand in the 2012 sailing season as adequate but not optimal. While we operated all of our vessels in the 2012 sailing season, we were not able to optimize our trade patterns for a number of reasons, including weather conditions, a reduction in salt and grain tonnage, erratic order patterns by our customers, softness in the stone markets, particularly in the July through December period, and unexpected events experienced by our customers including a work stoppage and an extended plant maintenance shutdown. As a result of these factors, we were not able to maximize the percentage of time that our vessels operated in revenue-loaded condition.”

“Additionally, one of the two vessels that we acquired in September 2011 was delayed in being introduced into service until October 23, 2012 instead of our projected introduction date of August 1, 2012. This sailing delay was caused by the modifications necessary for the vessel to meet Great Lakes standards, taking longer than anticipated. In addition, the second acquired vessel encountered a series of start-up issues, and lost approximately 77 Sailing Days during the season due to weakness in the grain market and an early layup for further modifications. We remain enthusiastic about the prospects for both of these vessels and expect them both to be fully operational for the 2013 sailing season. Aside from the aforementioned four vessels that encountered operating incidents and start up issues, the combined results from our remaining 12 vessels exceeded our 2012 sailing season earnings guidance.”

Laurence S. Levy, Chairman and CEO of Rand, commented, “We are continuing to evaluate our customers’ capacity needs for the 2013 sailing season. We are targeting key business opportunities that are well suited to our fleet, allow for future growth, and will be accretive to our profitability. At the present time, the demand environment in our markets looks very similar to the 2012 sailing season. We do not anticipate integrating any new vessels into our fleet or managing any major vessel modification projects during  the 2013 sailing season, and therefore our sole focus will be to execute our business plan. Notwithstanding the challenges that we faced over the last nine months, the fundamentals of our business remain intact, including our low cost operating structure, our non-duplicatable asset portfolio, and our extensive customer network.  We believe that these attributes will allow us to continue to create long term shareholder value.”

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Rand Logistics, Inc.
Summary Statements of Operations (Unaudited)
(U.S. Dollars 000's except for Shares and Per Share data)

	Three months ended December 31,		Nine months ended December 31,
	2012	2011	2012	2011
Revenue
Freight and related revenue	$37,345	$35,917	$112,712	$101,775
Fuel and other surcharges	11,994	12,800	35,576	36,972
Outside voyage charter revenue	203	619	1,437	1,321
	49,542	49,336	149,725	140,068
Expenses
Outside voyage charter fees	202	615	1,447	1,312
Vessel operating expenses	34,695	32,076	99,838	91,907
Repairs and maintenance	110	36	767	1,068
General and administrative	3,145	2,558	9,290	7,987
Depreciation and amortization of drydock costs and intangibles	5,283	4,017	14,800	11,890
Loss (gain) on foreign exchange	48	16	34	(51)
	43,483	39,318	126,176	114,113
Operating Income	$6,059	$10,018	$23,549	$25,955

Net income applicable to common stockholders	$2,612	$6,643	$7,049	$15,096
Net income per share – basic	$0.15	$0.38	$0.40	$0.95
Net income per share – diluted	$0.15	$0.37	$0.40	$0.93

Management will host a conference call to discuss the results at 8:30 a.m. ET on Thursday, February 7, 2013. Interested parties may participate in the conference call by dialing 877-218-9317 (706-758-6006 for international callers), Conference ID#88681802. Please dial in 10 minutes before the call is scheduled to begin.

A telephonic replay of the conference call may be accessed approximately two hours after the completion of the call through April 7, 2013. Dial 855-859-2056 (404-537-3406 for international callers), Conference ID#88681802 to access the phone replay.

The conference call will be webcast simultaneously on the Rand Logistics, Inc. website at www.randlogisticsinc.com/presentations.html.  The webcast replay will be archived for 12 months.

Forward-Looking Statements
This press release contains forward-looking statements. For all forward-looking statements, we claim the protection of the Safe Harbor for Forward-Looking Statements contained in the Private Securities Litigation Reform Act of 1995.  Forward-looking statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy or are otherwise beyond our control and some of which might not even be anticipated.  Future events and actual results, affecting our strategic plan as well as our financial position, results of operations and cash flows, could differ materially from those described in or contemplated by the forward-looking statements.  Important factors that contribute to such risks include, but are not limited to, the effect of the economic downturn in our markets; the weather conditions on the Great Lakes; and our ability to maintain and replace our vessels as they age.

For a more detailed description of these uncertainties and other factors, please see the "Risk Factors" section in Rand's Annual Report on Form 10-K to be filed with the Securities and Exchange Commission on June 8, 2012.

About Rand Logistics
Rand Logistics, Inc. is a leading provider of bulk freight shipping services throughout the Great Lakes region. Through its subsidiaries, the Company operates a fleet of four conventional bulk carriers and twelve self-unloading bulk carriers including four tug/barge units. The Company is the only carrier able to offer significant domestic port-to-port services in both Canada and the U.S. on the Great Lakes. The Company's vessels operate under the U.S. Jones Act – which reserves domestic waterborne commerce to vessels that are U.S. owned, built and crewed, – and the Canada Coasting Trade Act – which reserves domestic waterborne commerce to Canadian registered and crewed vessels that operate between Canadian ports.

CONTACT: Rand Logistics, Inc. Laurence S. Levy, Chairman & CEO Edward Levy, President (212) 644-3450	-OR-	INVESTOR RELATIONS COUNSEL: Lesley Snyder (212) 863-9413 LSnyder@randlogisticsinc.com

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Rand Logistics, Inc.
Consolidated Statements of Operations (Unaudited)
(U.S. Dollars 000's except for Shares and Per Share data)

	Three months ended	Three months ended	Nine months ended	Nine months ended
	December 31, 2012	December 31, 2011	December 31, 2012	December 31, 2011
REVENUE
Freight and related revenue	$37,345	$35,917	$112,712	$101,775
Fuel and other surcharges	11,994	12,800	35,576	36,972
Outside voyage charter revenue	203	619	1,437	1,321
TOTAL REVENUE	49,542	49,336	149,725	140,068

EXPENSES
Outside voyage charter fees	202	615	1,447	1,312
Vessel operating expenses	34,695	32,076	99,838	91,907
Repairs and maintenance	110	36	767	1,068
General and administrative	3,145	2,558	9,290	7,987
Depreciation	4,075	2,903	11,186	8,636
Amortization of drydock costs	878	792	2,630	2,263
Amortization of intangibles	330	322	984	991
Loss (gain) on foreign exchange	48	16	34	(51)
	43,483	39,318	126,176	114,113
OPERATING INCOME	6,059	10,018	23,549	25,955

OTHER (INCOME) AND EXPENSES
Interest expense	2,705	2,346	7,645	6,786
Interest income	(1)	(2)	(7)	(4)
Gain on interest rate swap contracts	(282)	(397)	(824)	(488)
Loss on extinguishment of debt	-	-	3,339	-
	2,422	1,947	10,153	6,294

INCOME BEFORE INCOME TAXES	3,637	8,071	13,396	19,661
PROVISION (RECOVERY) FOR INCOME TAXES
Current	(49)	95	(49)	417
Deferred	270	618	4,052	2,079
	221	713	4,003	2,496
NET INCOME BEFORE PREFERRED STOCK DIVIDENDS	3,416	7,358	9,393	17,165
PREFERRED STOCK DIVIDENDS	804	715	2,344	2,069
NET INCOME APPLICABLE TO COMMON STOCKHOLDERS	$2,612	$6,643	$7,049	$15,096

Net income per share basic	$0.15	$0.38	$0.40	$0.95
Net income per share diluted	$0.15	$0.37	$0.40	$0.93
Weighted average shares basic	17,726,879	17,671,114	17,723,793	15,894,463
Weighted average shares diluted	17,726,879	20,141,349	17,723,793	18,399,571

Rand Logistics, Inc.
Consolidated Balance Sheets (Unaudited)
 (U.S. Dollars 000's except for Shares and Per Share data)

	December 31,	March 31,
	2012	2012
ASSETS
CURRENT
Cash and cash equivalents	$4,737	$5,563
Accounts receivable	23,850	5,343
Income tax receivable	33	-
Prepaid expenses and other current assets	6,782	6,510
Deferred income taxes	265	284
Total current assets	35,667	17,700

PROPERTY AND EQUIPMENT, NET	216,320	200,862
LOAN TO EMPLOYEE	250	250
OTHER ASSETS	1,003	1,528
DEFERRED INCOME TAXES	448	1,318
DEFERRED DRYDOCK COSTS, NET	9,675	9,879
INTANGIBLE ASSETS, NET	13,248	16,101
GOODWILL	10,193	10,193

Total assets	$286,804	$257,831
LIABILITIES
CURRENT
Bank indebtedness	$10,021	$-
Accounts payable	15,459	19,301
Accrued liabilities	19,893	18,175
Interest rate swap contracts	264	1,088
Income taxes payable	3	76
Deferred income taxes	354	418
Current portion of deferred payment liability	431	431
Current portion of long-term debt	3,658	9,686
Total current liabilities	50,083	49,175
LONG-TERM PORTION OF DEFERRED PAYMENT LIABILITY	1,742	2,063
LONG-TERM DEBT	141,739	123,915
OTHER LIABILITIES	242	242
DEFERRED INCOME TAXES	6,337	3,091

Total liabilities	200,143	178,486

COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY
Preferred stock, $.0001 par value,	14,900	14,900
Authorized 1,000,000 shares, Issued and outstanding 300,000 shares
Common stock, $.0001 par value,	1	1
Authorized 50,000,000 shares, Issuable and outstanding 17,729,826 shares
Additional paid-in capital	88,306	87,853
Accumulated deficit	(18,300)	(25,349)
Accumulated other comprehensive income	1,754	1,940

Total stockholders’ equity	86,661	79,345

Total liabilities and stockholders’ equity	$286,804	$257,831

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